UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 28, 2010
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
1.01	Entry Into a Material Definitive Agreement
2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01       Entry Into a Material Definitive Agreement

Nord Resources Corporation ("Nord" or the "Corporation") has entered into a settlement agreement dated July 28, 2010 (the "Settlement Agreement') with Fisher Sand & Gravel Company ("Fisher"), its largest unsecured trade creditor, to convert approximately $8.2 million of payables owing to Fisher and its affiliated company, F5 Equipment Inc., to a two-year unsecured note (the "Note") bearing interest on the outstanding principal and interest at the rate of approximately 6% per annum. Fisher is the mining contractor who has been conducting mining operations at the Corporation's Johnson Camp Mine.

The Settlement Agreement provides for an additional $200,000 cash payment to Fisher which has been paid.

Under the Settlement Agreement, Fisher will receive monthly payments on the Note with the amounts based on a formula related to the level of copper sales made by Nord. See Item 2.03 below for additional details.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03       Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Nord has issued the Note pursuant to the Settlement Agreement described in Item 1.01 above. The key terms of the Note, dated July 28, 2010, are as follows:

    Maker: Nord Resources Corporation

    Holder: Fisher Sand & Gravel Co., a North Dakota corporation with its principal place of business in Tempe, Arizona

    Principal Amount: $8,200,000

    Maturity Date: July 31, 2012

    Interest Rate: The principal sum and any interest outstanding from time to time under the Note shall bear interest at .115% per week.

    Payments: Nord shall make weekly payments as set forth below. Payments shall first be applied to interest and then to principal. Payment for any particular week shall be made by the Friday of the following week (or the subsequent business day should any Friday for which payment is due fall on a federal holiday). The first payment shall be for the week beginning on July 26, 2010, and due on August 6, 2010.

    Payment Calculation: For any specific week, Nord shall make payments based on the following formulas:

3.

If Nord ships four (4) or more loads of copper, the weekly payment shall be:

$100,000	x	Weekly Realized Price
$3.00

If Nord ships three (3) loads of copper, the weekly payment shall be:

$75,000	x	Weekly Realized Price
$3.00

If Nord ships two (2) or fewer loads of copper, the weekly payment shall be:

Note Balance	x	.00115

"Weekly Realized Price" means the price received by Nord for sales during a given week.

"Note Balance" means the outstanding principal balance of the Note at the beginning of a given week.

SECTION 8 - OTHER EVENTS

Item 8.01       Other Events

On July 29, 2010, Nord issued a press release announcing the Settlement Agreement with Fisher, and disclosing that, after further consideration, it has decided not to pursue a new listing on a Canadian-based stock exchange at this time. As previously announced, at the close of the market on July 30, 2010, the Toronto Stock Exchange will delist Nord's common stock. The press release inadvertently disclosed that interest on the Note issued to Fisher applied only to the principal sum; as indicated in Items 1.01 and 2.03 above, interest applies both to the principal sum and any interest outstanding from time to time under the Note.

The Corporation noted that it would realize fairly significant cost savings by not listing on another exchange, and that the volume of trading of Nord's shares on the Toronto Stock Exchange has been very light during the past year, often with no trades on consecutive days.

The Corporation's common shares will continue to trade in the United States on the OTC Bulletin Board.

A copy of the press release is filed as Exhibit 99.1 hereto.

4.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits
Exhibit No.	Exhibit
10.1	Settlement Agreement among Nord Resources Corporation, Fisher Sand & Gravel Co. and F5 Equipment Inc. dated July 28, 2010*
10.2	Promissory Note of Nord Resources Corporation dated July 28, 2010 and payable to Fisher Sand & Gravel Co. in the principal sum of $8,200,000*
99.1	News release of Nord Resources Corporation issued July 28, 2010*

*          Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: July 29, 2010	By: /s/ Wayne M. Morrison Wayne M. Morrison Chief Financial Officer

5.